EXHIBIT 11


                       FORM OF LEGALITY OF SHARES OPINION

                         MONEY MARKET OBLIGATIONS TRUST
                              5800 CORPORATE DRIVE
                      PITTSBURGH, PENNSYLVANIA 15237-7000
                                 (800) 341-7400

                                 ________, 2008



The Trustees of

Money Market Obligations Trust
5800 Corporate Drive
Pittsburgh, PA 15237-7000

Ladies and Gentlemen:

       Government Obligations Fund (the "Fund"), a portfolio of Money Market Obligations Trust, a Massachusetts business trust, proposes to acquire the assets of Liquid Cash Trust, a portfolio of Money Market Obligations Trust, in exchange for Institutional Shares of the Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated _______, 2008 ("Agreement"), included as an exhibit to the registration statement of the Fund filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").

        As counsel I have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, I have examined and am familiar with the written Declaration of Trust dated October 3, 1988, as amended and restated on October 6, 1989, the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

        Based upon the foregoing, it is my opinion that:

       1.The Fund is duly organized and validly existing pursuant to the Declaration of Trust.

     2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of the Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                   Very truly yours,


                                   ____________
                                   Leslie K. Ross
                                   Assistant Secretary
                                   Money Market Obligations Trust